Exhibit 99.1
Investor Contact: Ken Cooper — 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom — 952-229-7435 or pr@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS
Company Reports Revenue Growth of 11.9% and
Earnings Per Diluted Share of $0.38 for the Quarter
CHANHASSEN, Minn. (April 23, 2009) — Life Time Fitness, Inc. (NYSE: LTM) today reported its operating results for the first quarter ended March 31, 2009.
     Revenue for the first quarter of 2009 grew 11.9% to $206.4 million from $184.5 million during the same period last year. Net income during the quarter was $15.1 million, or $0.38 per diluted share. This compares to net income of $17.4 million, or $0.44 per diluted share, for 1Q 2008.
     “We remain focused on driving connectivity initiatives that make Life Time an ever-increasing part of members’ lives,” said Bahram Akradi, Life Time Fitness chairman and chief executive officer. “We’re also concentrating on delivering additional membership value and creating strong social networks within our centers to enhance the impact we can have on members’ health and wellness. As expected, our centers experienced ongoing, strong usage, and membership growth increased for the fourth consecutive quarter. At the same time, we saw reduced revenue per membership, driven by lower average dues and slower in-center revenue growth. We will continue to manage this aggressively and eliminate unnecessary expenses from our cost structure, while also upholding the experience our members expect. Finally, as it relates to our near-term center growth plan, we will open new locations at a rate that is within the boundaries of our cash flow generated by operations.”
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Life Time Fitness First Quarter 2009 Results — Page 2
     During the first quarter, Life Time Fitness opened two centers, including Berkeley Heights, its second location in New Jersey, and Lake Houston, its fifth location in Houston, Texas. The Company is scheduled to open its third and final planned center for 2009 in June, located in Collierville, Tennessee (Memphis area). This location will mark the Company’s first center in Tennessee.
Three Months Ended March 31, 2009, Financial Highlights:
Total revenue for the first quarter grew 11.9% to $206.4 million, driven primarily by growth in membership dues.

(Period-over-period growth)	1Q 2009 vs. 1Q 2008
• Membership dues	14.8%
• Enrollment fees	(0.9%)
• In-center revenue	7.3%
• Same-center revenue	(2.7%)
• Average center revenue / membership	$352 — down 2.9%
• Average in-center revenue / membership	$103 — down 7.0%
Memberships grew 15.1% to 599,919 at March 31, 2009, from 521,177 at March 31, 2008.
Total operating expenses during 1Q 2009 totaled $173.9 million compared to $148.4 million for 1Q 2008, driven by expenses associated with our revenue growth as well as increased lease expense from the sale and leaseback of six centers in the second half of 2008 and increased depreciation from recent large format center openings and remodels. Operating margin was 15.7% for 1Q 2009, compared to 19.5% in the prior-year period.

(Expense as a percent of total revenue)	1Q 2009 vs. 1Q 2008
• Center operations	61.5% vs. 58.3%
• Advertising and marketing	4.0% vs. 5.1%
• General and administrative	5.7% vs. 5.8%
• Other operating	2.4% vs. 2.3%
• Depreciation and amortization	10.7% vs. 9.0%
Net income during 1Q 2009 was $15.1 million compared with $17.4 million in 1Q 2008. Net income margin for 1Q 2009 was 7.3% compared with 9.4% in the prior-year period.
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Life Time Fitness First Quarter 2009 Results — Page 3
EBITDA for 1Q 2009 grew 3.7% to $54.9 million from $52.9 million in 1Q 2008. As a percentage of total revenue, EBITDA was 26.6% in 1Q 2009, compared to 28.7% in the prior-year period.
Cash flows from operations for the first quarter were $49.7 million as compared with $49.3 million in the prior-year period.
Weighted average diluted shares for 1Q 2009 totaled 39.4 million, the same as the prior-year period.
Updated 2009 Business Outlook:
The following statements are based on the Company’s current expectations for fiscal year 2009 and are subject to the risks and uncertainties described below:
•	Revenue is expected to be $830-$860 million.

•	Net income is expected to be $62-$68 million (updated from $60-$68 million).

•	Diluted earnings per common share is expected to be $1.55-$1.70 (updated from $1.50-$1.70).
     As announced on April 16, 2009, the Company will hold a conference call today at 10:00 a.m. ET to discuss its first quarter 2009 results. Bahram Akradi, chairman and chief executive officer, Michael Robinson, executive vice president and chief financial officer, and Kenneth Cooper, vice president of finance, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at lifetimefitness.com. A replay of the call will be available the same day via the Company’s Web site beginning at approximately 1:00 p.m. ET.
     The Company also announced on April 16, 2009, that its Annual Meeting of Shareholders will be held at the Life Time Fitness headquarters (2902 Corporate Place in Chanhassen, Minnesota) at 2:00 p.m. ET on Thursday, April 23, 2009. The meeting will be Web cast and may be accessed live via the Company’s Investor Relations section of its Web site at lifetimefitness.com. A replay of the Web cast will be available beginning at approximately 4:00 p.m. CT on April 23, 2009, and remain available for 30 days.
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About Life Time Fitness, Inc.
Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large, multi-use sports and athletic, professional fitness, family recreation and resort and spa centers. The Company also provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine, Experience Life, athletic events and nutritional products. As of April 23, 2009, Life Time Fitness operated 83 centers in 18 states, including Arizona, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Missouri, Nebraska, New Jersey, North Carolina, Ohio, Texas, Utah and Virginia. Life Time Fitness is headquartered in Chanhassen, Minnesota, and can be located on the Web at lifetimefitness.com. LIFE TIME FITNESS, LIFE TIME ATHLETIC, EXPERIENCE LIFE, and the LIFE TIME FITNESS TRIATHLON SERIES are trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
Risks and Uncertainties
Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are attracting and retaining members, risks related to our debt levels and debt covenants, our ability to access existing credit facilities and obtain additional financing, competition from other health and fitness centers, identifying and acquiring suitable sites for new centers, delays in opening new centers and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans as well as stock offerings. The Company cautions investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,576	$10,829
Accounts receivable, net	3,477	6,114
Inventories and center operating supplies	14,126	14,632
Prepaid expenses and other current assets	14,265	10,994
Deferred membership origination costs	20,976	19,877
Deferred income taxes	1,668	1,365

Total current assets	65,088	63,811
PROPERTY AND EQUIPMENT, net	1,523,265	1,515,957
RESTRICTED CASH	3,792	3,936
DEFERRED MEMBERSHIP ORIGINATION COSTS	14,205	14,210
OTHER ASSETS	50,933	49,789

TOTAL ASSETS	$1,657,283	$1,647,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$10,712	$10,335
Accounts payable	14,224	14,842
Construction accounts payable	43,347	63,418
Accrued expenses	54,585	46,230
Deferred revenue	39,251	36,098

Total current liabilities	162,119	170,923
LONG-TERM DEBT, net of current portion	703,704	702,569
DEFERRED RENT LIABILITY	27,274	27,925
DEFERRED INCOME TAXES	51,502	51,982
DEFERRED REVENUE	13,050	13,719
OTHER LIABILITIES	28,860	27,684

Total liabilities	986,509	994,802

SHAREHOLDERS’ EQUITY:
Common stock	806	793
Additional paid-in capital	387,424	385,095
Retained earnings	286,825	271,711
Accumulated other comprehensive loss	(4,281)	(4,698)

Total shareholders’ equity	670,774	652,901

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,657,283	$1,647,703

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2009	2008
REVENUE:
Membership dues	$137,397	$119,648
Enrollment fees	6,473	6,533
In-center revenue	59,302	55,265

Total center revenue	203,172	181,446
Other revenue	3,262	3,005

Total revenue	206,434	184,451

OPERATING EXPENSES:
Center operations	126,974	107,580
Advertising and marketing	8,298	9,498
General and administrative	11,708	10,672
Other operating	4,887	4,095
Depreciation and amortization	22,064	16,590

Total operating expenses	173,931	148,435

Income from operations	32,503	36,016

OTHER INCOME (EXPENSE):
Interest expense, net	(7,474)	(7,211)
Equity in earnings of affiliate	337	323

Total other income (expense)	(7,137)	(6,888)

INCOME BEFORE INCOME TAXES	25,366	29,128
PROVISION FOR INCOME TAXES	10,252	11,724

NET INCOME	$15,114	$17,404

BASIC EARNINGS PER COMMON SHARE	$0.39	$0.45

DILUTED EARNINGS PER COMMON SHARE	$0.38	$0.44

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	39,226	38,895

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	39,392	39,363

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,114	$17,404
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,064	16,590
Deferred income taxes	303	3,252
Provision for doubtful accounts	106	30
Loss on disposal of property and equipment, net	119	831
Amortization of deferred financing costs	669	235
Share-based compensation	2,234	1,782
Excess tax benefit related to share-based payment arrangements	—	(65)
Equity in earnings of affiliate	(337)	(323)
Changes in operating assets and liabilities	8,218	9,568
Other	1,170	18

Net cash provided by operating activities	49,660	49,322

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(48,900)	(100,485)
Proceeds from sale of property and equipment	4	392
Increase in other assets	(1,634)	(7,215)
Decrease in restricted cash	144	3,252

Net cash used in investing activities	(50,386)	(104,056)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	4,813	—
Repayments of long-term borrowings	(3,694)	(2,415)
Proceeds from (repayments of) revolving credit facility, net	(300)	54,200
Increase in deferred financing costs	(346)	(310)
Excess tax benefit related to share-based payment arrangements	—	65
Proceeds from exercise of stock options	—	299

Net cash provided by financing activities	473	51,839

DECREASE IN CASH AND CASH EQUIVALENTS	(253)	(2,895)
CASH AND CASH EQUIVALENTS — Beginning of period	10,829	5,354

CASH AND CASH EQUIVALENTS — End of period	$10,576	$2,459

Non-GAAP Financial Measures
     This release contains a non-GAAP disclosure, Earnings Before Interest, Income Taxes and Depreciation and Amortization (EBITDA), which consists of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.
     The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:
RECONCILIATION OF NET INCOME TO EBITDA
(In thousands)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2009	2008
Net income	$15,114	$17,404
Interest expense, net	7,474	7,211
Provision for income taxes	10,252	11,724
Depreciation and amortization	22,064	16,590

EBITDA	$54,904	$52,929